EXHIBIT 99

Contact:	L-3 Communications Corporate Communications 212-697-1111

For Immediate Release

Contact:	FD Investors: Eric Boyriven, Alexandra Tramont Media: Evan Goetz 212-850-5600

L-3 ANNOUNCES A NEW $750 MILLION SHARE REPURCHASE PROGRAM

NEW YORK, NY, December 11, 2007 – L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that its Board of Directors has approved a new share repurchase program, authorizing the company to repurchase up to an additional $750 million of the company’s common stock over the next two years, effective immediately.

‘‘We are pleased to increase our share repurchase program,’’ said Michael T. Strianese, President and Chief Executive Officer of L-3. ‘‘L-3 is committed to disciplined capital allocation, which includes productively deploying the company’s strong cash flow to increase shareholder value. Our share repurchases will continue to supplement the cash we return to shareholders with dividends.’’

This new share repurchase authorization represents L-3’s second authorization.  The first occurred in December 2006 and was for $500 million over two years.  The company expects to complete the first repurchase authorization by the end of 2007.

Repurchases under the program may be made through open market purchases, private transactions, transactions structured through investment banking institutions, or any combination thereof, in accordance with applicable federal securities laws. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the company’s management and will depend upon market conditions and other factors. The program will be funded using the company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time without prior notice.

Headquartered in New York City, L-3 Communications employs over 63,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services.  L-3 is also a leading provider of high technology products, systems and subsystems.  The company reported 2006 sales of $12.5 billion.

To learn more about L-3, please visit the company’s web site at www.L-3Com.com.

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L-3 Announces a New $750 Million Share Repurchase Program	Page 2

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘could’’ and similar expressions are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.  The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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